Exhibit 10.13
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is entered into by and between Compellent Technologies, Inc. (the “Company”) and Sue Suter (“Employee”), and shall become effective upon expiration of the revocation periods specified in Paragraphs 5.A(l) and (2) below.
     WHEREAS, the Company and Employee desire to make provision for her separation and to fully and finally settle all issues, differences, and actual and potential claims between them, including, but not limited to, any claims that might arise out of Employee’s employment and termination thereof.
     NOW THEREFORE, in consideration of the mutual promises contained herein, Company and Employee agree as follows:
     1. It is agreed that Employee’s last day of employment is March 31, 2006. During the three-month period thereafter, and in consideration for the payments to be provided to Employee pursuant to Paragraph 2.A below, Employee, as the former Chief Financial Officer of the Company, will make herself available to the Company on an as-needed basis to assist in the transition of her responsibilities to other employees or independent contractors of the Company. Without limiting the generality of the foregoing, Employee agrees to consult with the Company’s new Chief Financial Officer (whether interim or permanent) and assist in the monthly closing of the Company’s financial books.
     2. The Company agrees to provide the following payments and benefits:

1.

          A. Employee will receive a gross severance payment equal to three (3) months salary, less all applicable deductions for tax withholding. The severance payment will be paid in regular monthly payroll installments in the gross amount of $15,417.
          B. Employee will be paid for any accrued vacation that remains unused as of March 31, 2006. The amount owed to Employee under this provision will be paid to the Employee as part of her last regular paycheck.
          C. Employee’s current Company-paid benefits will continue to be in effect, in accordance with the terms of the Company’s benefit plans, through March 31, 2006. In addition, effective March 31, 2006, the vesting of all 150,000 shares of the Company’s common stock previously acquired by Employee upon exercise of an option granted to Employee pursuant to a stock option agreement dated January 1, 2003 between the Company and Employee will be accelerated so that all of such shares will be fully vested as of such date.
     3. Employee agrees that she is not entitled to the payment specified in this Paragraph 2.A absent execution of this Agreement. Employee understands that if she does not agree with the proposed terms of this Agreement, she will not receive any severance package.
     4. The Company will not oppose any attempt on Employee’s part to obtain unemployment benefits.
     5. As an essential inducement to the Company to enter into this Agreement, and as consideration for the foregoing promises of the Company, Employee agrees as follows:

2.

          A. Employee for herself and for her heirs, agents, successors and assigns, hereby fully and completely releases and forever discharges the Company, its predecessors, successors, assigns, subsidiaries, parent companies and affiliates and all officers, employees, and agents of those persons and companies (collectively, the “Released Parties”) from any and all claims, demands, actions, liability, damages or rights of any kind, arising out of or resulting from any matter, fact or thing occurring prior to the date of this Agreement, including but not limited to any claims relating to the Company’s hiring of Employee, Employee’s employment with the Company, Employee’s compensation while employed with the Company, and/or the cessation of Employee’s employment with the Company, including, without limitation, claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq.; Title VII of the Civil Rights Act, 42 U.S.C. § 2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.; the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f); the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq.; the Employee Retirement and Income Security Act, 29 U.S.C. § 1001, et seq.; or any other federal, state, or local laws, or any contract or tort claim whether legal or equitable, whether statutory or common law, arising from or relating to the Company’s hiring of Employee, Employee’s employment with the Company, Employee’s compensation while employed with the Company, and/or the cessation of Employee’s employment with the Company.
               (1) Employee has been informed of her right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in

3.

Employment Act, 29 U.S.C.§ 621, et seq., by informing the Company of her intent to revoke this Agreement within seven (7) calendar days following her execution of this Agreement. To be effective such written notice must be delivered either by hand or by mail to Philip Soran, Chief Executive Officer, Compellent Technologies, Inc., 12982 Valley View Road, Eden Prairie, MN 55344, within the 7-day period. If a notice of revocation is delivered by mail, it must be: 1) postmarked within the 7-day period; 2) properly addressed to Philip Soran, as set forth above; and 3) sent by certified mail, return receipt requested. This Agreement shall not become effective or enforceable until this seven (7) day period has expired.
               (2) Employee has also been informed of her right to revoke this Agreement as far as it extends to potential claims under the Minnesota Human Rights Act, Minn. Stat.§ 363A.01, et seq., by informing the Company of her intent to revoke this Agreement within fifteen (15) calendar days following her execution of this Agreement. To be effective such written notice must be delivered either by hand or by mail to Philip Soran, Chief Executive Officer, Compellent Technologies, Inc., 12982 Valley View Road, Eden Prairie, MN 55344, within the 15-day period. If a notice of revocation is delivered by mail, it must be: 1) postmarked within the 15-day period; 2) properly addressed to Philip Soran, as set forth above; and 3) sent by certified mail, return receipt requested. This Agreement shall not become effective or enforceable until this fifteen (15) day period has expired.
               (3) Employee also has been informed that the terms of this Agreement shall be open for acceptance and execution by her for a period of twenty-one

4.

(21) days during which time she may consider whether to accept this Agreement. Employee agrees that changes to this Agreement, whether material or immaterial, will not restart this acceptance period. No payments or benefits will be provided pursuant to Paragraph 2 until expiration of the revocation periods described in Paragraphs 5.A(1) and (2) above.
               (4) It is understood that, in the event a notice of revocation by Employee is timely delivered, pursuant to the terms of Paragraph 5.A(1) or (2), the Company may, at its discretion, either enforce the remaining provisions of this Agreement, or void the entire Agreement and require any payments made or benefits provided to Employee as of that date be immediately repaid by Employee to the Company.
          B. This Agreement includes a release of Employee’s right to file a court action, and Employee’s release of these rights shall apply with full force and effect to any proceeding arising from or relating to such an action. However, to the extent required by law, nothing contained in this Agreement shall be interpreted to prevent Employee from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. Nevertheless, Employee agrees that she is waiving the right to monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or related to the Company’s hiring of Employee, Employee’s employment with the Company, Employee’s compensation while employed with the

5.

Company, and/or the cessation of her employment with the Company. In addition, nothing in this Agreement shall prohibit Employee from testifying if compelled by law.
     6. Notwithstanding any agreement to the contrary set forth in Paragraph 5.A above, all rights to indemnification in favor of Employee as an officer of the Company for claims made against her in such capacity will survive her employment with the Company and be observed by the Company to the fullest extent permitted by Delaware law until March 31, 2011.
     7. Employee shall promptly return to the Company, on or before March 31, 2006, all property of the Company, including all Company computers, credit cards, security cards, records, manuals, books, documents (including all customer lists, letters, memoranda, notes, notebooks, and reports) and other data, and all copies thereof, and all other tangible Company property, which are at the time of separation in Employee’s possession or control.
     8. Employee shall promptly provide to the Company all of her computer passwords, a list of any documents that she created, or of which she is otherwise aware, that are password-protected, and the password(s) necessary to access such password-protected documents.
     9. Employee agrees that she will keep the terms of this Agreement confidential and that she will not disclose the terms of this Agreement, other than to immediate family members, to legal, financial or tax consultants, for professional use only, and to government agencies upon proper inquiry or pursuant to subpoena or court order.

6.

     10. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
     11. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, oral or written, between the parties. Any modifications of, or additions to, this Agreement must be in writing signed by Employee and by an authorized representative of the Company. No term or condition of this Agreement shall be deemed waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. No valid waiver shall be a waiver of such term or condition for the future or a waiver of any other term or condition other than as specifically set forth in the waiver. Employee hereby affirms that her rights to payments or benefits from the Company are specified exclusively and completely by this Agreement.
     12. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against the Company. The Company

7.

specifically disclaims any liability to, or wrongful acts against, Employee or any other person, on the part of itself, its directors, its officers, its employees, investors, representatives or agents.
     13. Employee represents and acknowledges that in executing this Agreement, she does not rely and has not relied upon any representation or statement made by the Company, or by any of its agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.
     14. Employee represents and agrees that she has hereby been advised to, and is fully aware of her right to, discuss any and all aspects of this matter with an attorney and that she has carefully read and fully understands the language and legal effect of all of the provisions of this Agreement, and that she is voluntarily entering into this Agreement.
     15. Employee represents and agrees that this Agreement is written in a manner that she understands.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AS OF THE DATE OF THE EXECUTION OF THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EMPLOYEE AFFIRMS THAT SHE HAS READ THE AGREEMENT IN ITS ENTIRETY, HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AGREES THAT THE PROVISIONS OF THE AGREEMENT ARE UNDERSTANDABLE TO HER, AND THAT SHE HAS ENTERED INTO THE AGREEMENT FREELY AND VOLUNTARILY.

8.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: March ___, 2006	COMPELLENT TECHNOLOGIES, INC.
/s/ Philip E. Soran
Philip E. Soran
Chief Executive Officer

Dated: March 30, 2006	/s/ Sue Suter
Sue Suter